                                                                EXHIBIT 99.2



                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors of
Summit Family Restaurants Inc., Salt Lake City, Utah

     We have audited the accompanying consolidated balance sheets of Summit Family Restaurants Inc. and subsidiaries as of September 26, 1994 and September 25, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 25, 1995. These consolidated financial statements are the responsibility of Summit's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Family Restaurants Inc. and subsidiaries as of September 26, 1994 and September 25, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 25, 1995, in conformity with generally accepted accounting principles.

     As discussed in notes 1 and 6 to the consolidated financial statements, Summit changed its method of accounting for investments to adopt the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" during the first quarter of fiscal 1994.

/s/ KPMG PEAT MARWICK LLP
- ---------------------------------------------------------
KPMG Peat Marwick LLP

Salt Lake City, Utah
November 3, 1995
except as to Note 15 which
is as of May 16, 1996

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                 MARCH 11,
                                                                                                   1996
                                                             SEPTEMBER 26,     SEPTEMBER 25,     ---------
                                                                 1994              1995
                                                             -------------     -------------     (UNAUDITED)
                                                                                                 ---------
                                                  ASSETS
Current Assets
  Cash and cash equivalents................................     $ 5,303           $ 1,911         $ 1,875
  Short-term investments...................................       2,160                --              --
  Receivables
    Short-term portion of notes receivable -- Note 4.......         173               190             190
    Other receivables......................................       3,404             1,898             584
  Inventories..............................................       1,386             1,411           1,466
  Deferred Taxes, net -- Note 9............................          78                76              --
  Prepaid expenses.........................................         309               199             189
                                                                -------           -------         -------
      Total current assets.................................      12,813             5,685           4,304
                                                                -------           -------         -------
Property, buildings and equipment, at cost, less
  accumulated depreciation and amortization -- Notes 2 &
  7........................................................      45,672            46,797          44,636
                                                                -------           -------         -------
Real property and equipment under capitalized leases at
  cost, less accumulated amortization -- Notes 2, 7 & 8....       7,480             6,731           7,091
                                                                -------           -------         -------
Other assets
  Notes receivable, net of current portion -- Note 4.......       2,580             2,696           2,241
  Investment in HomeTown Buffet, Inc. -- Note 6............       5,678             6,999           1,430
  Deposits and other.......................................         986               827           1,641
                                                                -------           -------         -------
      Total other assets...................................       9,244            10,522           5,312
                                                                -------           -------         -------
Intangible assets, at cost, less accumulated amortization
  Lease acquisition costs..................................         569               414             369
  Other intangible assets..................................         830               735             683
                                                                -------           -------         -------
      Total intangible assets..............................       1,399             1,149           1,052
                                                                -------           -------         -------
      Total assets.........................................     $76,608           $70,884         $62,395
                                                                =======           =======         =======
                                    LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable -- trade................................     $ 6,874           $ 6,772         $ 5,358
  Accrued liabilities
    Payroll and related taxes..............................       2,764             3,334           2,627
    Sales and property taxes...............................       1,855             2,071           1,673
    Rent and other.........................................       2,762             2,045           2,836
  Current maturities of long-term debt -- Note 7...........       1,960             2,928             871
                                                                -------           -------         -------
      Total current liabilities............................      16,215            17,150          13,365
                                                                -------           -------         -------
Long-term debt, net of current maturities -- Notes 6, 7 & 8
  Capitalized real property & equipment leases.............      10,609             9,795           9,981
  Notes payable............................................       2,484               355             345
                                                                -------           -------         -------
      Total long-term debt.................................      13,093            10,150          10,326
                                                                -------           -------         -------
Deferred taxes, net -- Note 9..............................       1,376             1,877             468
                                                                -------           -------         -------
Deferred compensation -- Note 11...........................       1,588             1,580           1,564
                                                                -------           -------         -------
Commitments and contingencies -- Notes 8, 14 & 15
  Stockholders equity -- Notes 6, 7, 10, 11 & 12
    Preferred stock, $1 par value; 1,000,000 shares
      authorized;
      946,714 issued and outstanding.......................         947               947             947
    Junior common stock; $.01 par value; 500,000 shares
      authorized;
      none outstanding.....................................          --                --              --
    Common stock, $.10 par value; 10,000,000 shared
      authorized;
      5,288,759, 4,798,102 and 4,805,902 shared issued.....         529               480             481
    Additional paid-in capital.............................      29,581            26,389          26,428
    Unrealized gain on investment in HomeTown Buffet,
      Inc., net of tax.....................................       2,773             3,565             702
    Retained earnings......................................      13,790             8,746           8,114
                                                                -------           -------         -------
                                                                 47,620            40,127          36,672
Less: 500,000 common stock treasury shares in 1994 at
  cost.....................................................       3,284                --              --
                                                                -------           -------         -------
      Total stockholders equity............................      44,336            40,127          36,672
                                                                -------           -------         -------
Total liabilities and stockholders equity..................     $76,608           $70,884         $62,395
                                                                =======           =======         =======

          See accompanying notes to consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        TWENTY-FOUR WEEKS
                                                          YEARS ENDED                         ENDED
                                           -----------------------------------------   -------------------
                                            SEPTEMBER      SEPTEMBER      SEPTEMBER     MARCH      MARCH
                                               27,            26,            25,         13,        11,
                                               1993           1994          1995         1995       1996
                                           ------------   ------------   -----------   --------   --------
                                                                                           (UNAUDITED)
Total Revenues...........................    $114,768       $115,367      $ 121,099    $54,324    $54,122
                                             --------       --------       --------    -------    -------
Costs and expenses:
  Food costs.............................      36,610         37,678         40,018     17,924     17,469
  Labor costs............................      38,233         40,280         42,376     19,157     18,758
  Occupancy and other expenses...........      26,168         26,846         28,809     12,902     13,051
  General and administrative expenses....       7,486          8,157          8,363      3,688      4,974
  Depreciation and amortization..........       6,658          6,065          6,585      2,830      3,201
  Charge for property
     dispositions -- Note 5..............       4,264          1,982             --         --         --
                                             --------       --------       --------    -------    -------
          Total costs and expenses.......     119,419        121,008        126,151     56,501     57,453
                                             --------       --------       --------    -------    -------
Loss from operations.....................      (4,651)        (5,641)        (5,052)    (2,177 )   (3,331 )
                                             --------       --------       --------    -------    -------
Interest and other income (expense):
  Interest expense.......................      (2,486)        (1,967)        (1,535)      (723 )     (563 )
  Interest income........................         487            668            452        282        180
  Gain on sale of HomeTown Buffet, Inc.
     stock -- Note 6.....................       1,727         14,700             --         --      3,959
  Gains on sales of restaurants to
     franchisees and other...............       1,126            630             38         11         23
  Loss on disposition of note
     receivable -- Note 4................          --         (1,564)            --         --         --
                                             --------       --------       --------    -------    -------
          Total interest and other income
            (expense)....................         854         12,467         (1,045)      (430 )    3,599
                                             --------       --------       --------    -------    -------
Income (loss) before income taxes and
  extraordinary item.....................      (3,797)         6,826         (6,097)    (2,607 )      268
                                             --------       --------       --------    -------    -------
Income taxes (benefit) -- Note 9
  Current................................        (369)         2,413         (1,028)    (1,028 )      324
  Deferred...............................      (1,114)           307            (25)       (25 )      576
                                             --------       --------       --------    -------    -------
Total income taxes (benefit).............      (1,483)         2,720         (1,053)    (1,053 )      900
                                             --------       --------       --------    -------    -------
Income (loss) before extraordinary
  item...................................      (2,314)         4,106         (5,044)    (1,554 )     (632 )
                                             --------       --------       --------    -------    -------
Extraordinary loss resulting from
  extinguishment of debt (less tax
  benefit of $233) -- Note 7.............          --            350             --         --         --
                                             --------       --------       --------    -------    -------
Net income (loss)........................    $ (2,314)      $  3,756      $  (5,044)   $(1,554 )  $  (632 )
                                             ========       ========       ========    =======    =======
Net income (loss) per common share before
  extraordinary loss.....................    $  (0.49)      $   0.72      $   (1.05)   $ (0.32 )  $ (0.13 )
Extraordinary loss from early
  extinguishment of debt, net of tax
  benefit................................          --          (0.06)            --         --         --
                                             --------       --------       --------    -------    -------
Net income (loss) per common share.......    $  (0.49)      $   0.66      $   (1.05)   $ (0.32 )  $ (0.13 )
                                             ========       ========       ========    =======    =======
Weighted average shares outstanding......       4,693          5,723          4,794      4,790      4,802
                                             ========       ========       ========    =======    =======

          See accompanying notes to consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                    PREFERRED STOCK
                                                        COMMON STOCK
                                    ---------------   -----------------   ADDITIONAL
                                               PAR                 PAR     PAID-IN     UNREALIZED   RETAINED   TREASURY
                                    SHARES    VALUE    SHARES     VALUE    CAPITAL        GAIN      EARNINGS    STOCK      TOTAL
                                    -------   -----   ---------   -----   ----------   ----------   --------   --------   -------
BALANCE, SEPTEMBER 28, 1992.......       --   $ --    5,097,388   $510     $ 24,582     $     --    $12,348    $(3,284)   $34,156
Common stock issued Under
  options.........................       --     --      164,730     17          772           --         --         --        789
Common stock redeemed and
  retired.........................       --     --       (6,359)    (1)         (32)          --         --        (33)
Net loss..........................                           --     --           --           --     (2,314)        --     (2,314)
                                    -------    ---    ---------    ---       ------       ------     ------     ------     ------
BALANCE, SEPTEMBER 27, 1993.......       --     --    5,255,759    526       25,322           --     10,034     (3,284)    32,598
Common stock issued Under
  options.........................       --     --       33,000      3          162           --         --         --        165
Preferred stock issued............  946,714    947           --     --        4,097           --         --         --      5,044
Unrealized gain on investment in
  HomeTown Buffet, Inc., net of
  tax.............................       --     --           --     --           --        2,773         --         --      2,773
Net income........................       --     --           --     --           --           --      3,756         --      3,756
                                    -------    ---    ---------    ---       ------       ------     ------     ------     ------
BALANCE, SEPTEMBER 26, 1994.......  946,714    947    5,288,759    529       29,581        2,773     13,790     (3,284)    44,336
Common stock contributed to
  employee
  benefit plan....................       --     --        4,801     --           13           --         --         30         43
Treasury stock retired............       --     --     (495,458)   (49)      (3,205)          --         --      3,254         --
Unrealized gain on investment in
  HomeTown Buffet, Inc., net of
  tax.............................       --     --           --     --           --          792         --         --        792
Net income........................       --     --           --     --           --           --     (5,044)        --     (5,044)
                                    -------    ---    ---------    ---       ------       ------     ------     ------     ------
BALANCE, SEPTEMBER 25, 1995.......  946,714    947    4,798,102    480       26,389        3,565      8,746         --     40,127
Common stock issued under options
  (unaudited).....................       --     --        7,800      1           39           --         --         --         40
Unrealized gain on investment in
  HomeTown Buffet, Inc., net of
  tax (unaudited).................       --     --           --     --           --       (2,863)        --         --     (2,863)
Net income (unaudited)............       --     --           --     --           --           --       (632)        --       (632)
                                    -------    ---    ---------    ---       ------       ------     ------     ------     ------
BALANCE, MARCH 11, 1996
  (UNAUDITED).....................  946,714   $947    4,805,902   $481     $ 26,428     $    702    $ 8,114    $    --    $36,672
                                    =======    ===    =========    ===       ======       ======     ======     ======     ======

          See accompanying notes to consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                               TWENTY-FOUR WEEKS
                                                              YEARS ENDED                            ENDED
                                             ---------------------------------------------   ---------------------
                                             SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 25,   MARCH 13,   MARCH 11,
                                                 1993            1994            1995          1995        1996
                                             -------------   -------------   -------------   ---------   ---------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)........................    $  (2,314)      $   3,756       $  (5,044)     $(1,554)    $  (632)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization..........        6,658           6,065           6,585        2,830       3,201
    Charge for property dispositions.......        4,264           1,982              --           --          --
    Provision for losses...................          108           1,697              --           --          17
    Loss on extinguishment of debt.........           --             583              --           --          --
    (Gain) loss on disposal of assets......         (346)           (592)            209          129          --
    Gain on sale of HomeTown Buffet, Inc.
      stock................................       (1,727)        (14,700)             --           --      (3,959)
    Change in operating assets and
      liabilities
      Decrease (increase) in receivables...       (1,230)            399           1,561          870       1,307
      Decrease (increase) in inventories...           70             (72)            (25)        (321)        (55)
      Decrease (increase) in other
         assets............................          296            (338)            449           51        (394)
      Increase (decrease) in accounts
         payable...........................          292           1,910            (102)      (2,554)     (1,414)
      Increase (decrease) in accrued
         liabilities.......................         (731)            475             319          531        (393)
      Increase (decrease) in net deferred
         taxes.............................       (1,114)            308              (2)         265         577
                                                --------        --------        --------      -------     -------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES...............................        4,226           1,473           3,950          247      (1,745)
                                                --------        --------        --------      -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of HomeTown Buffet,
    Inc. stock.............................        2,500          16,814              --           --       4,756
  Payments received on notes receivables...          297           2,580             135           61          59
  Proceeds from sale of assets.............        2,762           1,865           3,028          630          --
  Proceeds from sale of short-term
    investments............................           --              --           1,980        1,960          --
  Purchase of short-term investments.......           --          (2,160)             --           --          --
  Exercise of options in HomeTown Buffet,
    Inc. stock.............................           --            (120)             --           --          --
  Acquisition of intangible assets.........         (222)           (362)            (45)          --          --
  Acquisition of property, buildings and
    equipment..............................       (4,798)        (13,935)        (10,620)      (4,566)       (587)
                                                --------        --------        --------      -------     -------
Net cash provided (used) by investing
  activities...............................          539           4,682          (5,522)      (1,915)      4,228
                                                --------        --------        --------      -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under line-of-credit
    agreement..............................       28,325              --             815           --          --
  Payments under line-of-credit
    agreement..............................      (29,650)           (762)           (815)          --          --
                                                --------        --------        --------      -------     -------
    Net payments on revolving
      line-of-credit.......................       (1,325)           (762)             --           --          --
  Proceeds from issuance of preferred
    stock..................................           --           5,044              --           --          --
  Proceeds from issuance of common stock,
    net of redemptions.....................          756             165              --           --          39
  Principal payments on long-term debt and
    capital leases.........................       (5,354)         (6,965)         (1,820)        (909)     (2,558)
                                                --------        --------        --------      -------     -------
  NET CASH USED BY FINANCING ACTIVITIES....       (5,923)         (2,518)         (1,820)        (909)     (2,519)
                                                --------        --------        --------      -------     -------
Net increase (decrease) in cash and cash
  equivalents..............................       (1,158)          3,637          (3,392)      (2,577)        (36)
  Cash and cash equivalents at beginning of
    period.................................        2,824           1,666           5,303        5,303       1,911
                                                --------        --------        --------      -------     -------
  Cash and cash equivalents at end of
    period.................................    $   1,666       $   5,303       $   1,911      $ 2,726     $ 1,875
                                                ========        ========        ========      =======     =======

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                               TWENTY-FOUR WEEKS
                                                              YEARS ENDED                            ENDED
                                             SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 25,   MARCH 13,   MARCH 11,
                                                 1993            1994            1995          1995        1996
                                               --------        --------        --------       -------     -------
                                                                                                  (UNAUDITED)
Supplemental disclosures of cash flow
  information
Cash paid for interest.....................    $   2,552       $   2,055       $   1,535      $   516     $   283
Cash paid for income taxes.................          106           3,839               1           --         268
                                                --------        --------        --------      -------     -------
                                               $   2,658       $   5,894       $   1,536      $   516     $   551
                                                ========        ========        ========      =======     =======
Supplemental schedule of noncash investing
  and financing activities
Debt incurred for acquisition of property,
  buildings and equipment..................    $   1,439       $      --       $      --      $    --     $   677
Notes and other receivables from sale of
  inventory, property and equipment........        2,242             830              --           --          --
                                                --------        --------        --------      -------     -------
                                               $   3,681       $     830       $      --      $    --     $   677
                                                ========        ========        ========      =======     =======
During each of the fiscal years, stores
  were sold to franchisees and notes
  receivable were recorded in exchange for
  equipment as follows -- Note 4:
Notes receivable...........................    $   1,226       $     647       $     377      $   377     $    --
Gain recognized............................       (1,073)           (630)            (38)          11          --
Gain deferred..............................           --              --            (207)        (234)         --
Cash received..............................          312             157              98           98          --
                                                --------        --------        --------      -------     -------
Net book value of equipment sold...........    $     465       $     174       $     230      $   230     $    --
                                                ========        ========        ========      =======     =======

          See accompanying notes to consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of Summit Family Restaurants Inc. and its wholly owned subsidiaries (the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR

     Summit utilizes a 52/53 week fiscal year which ends on the last Monday in September. Fiscal years 1995, 1994 and 1993 contain 52 weeks.

INVENTORIES

     Inventories consist of food, beverages and restaurant supplies and are valued at the lower of cost, determined by the first-in first-out method, or market.

INVESTMENT SECURITIES

     Summit adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" during the first quarter of fiscal 1994. As discussed in Note 6, Summit's investment in HomeTown Buffet, Inc. common stock is treated as an available-for-sale security and is reported at fair market value in the accompanying consolidated balance sheets. Unrealized holding gains are shown as a separate component of stockholders equity, net of tax.

     Short term investments in the accompanying consolidated balance sheets (consisting primarily of certificates of deposits, with original maturities of greater than three months) represent held-to-maturity securities, and accordingly, have been stated at their cost.

PROPERTY, BUILDINGS AND EQUIPMENT

     Property, buildings and equipment and real property under capitalized leases are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the following useful lives: buildings and leaseholds -- lesser of lease life or 20 years; equipment -- 5 to 8 years; capitalized leases -- lesser of lease life or 20 years.

INTANGIBLE ASSETS

     Lease acquisition costs are amortized using the straight-line method over the remaining terms of the leases, which range from 3 1/2 to 25 years. Other intangible assets are amortized using the straight-line method over the estimated period of value, which ranges from 1 to 40 years.

     At September 25, 1995 and September 26, 1994, accumulated amortization totaled $1,913,000 and $1,901,000, respectively. At March 11, 1996 and March 13, 1995, accumulated amortization totaled $2,010,000 and $1,807,000, respectively.

PRE-OPENING COSTS

     Pre-opening costs, which represent expenses incurred for hiring and training personnel relating to new restaurants and expenses for promotion of new store openings, are capitalized and amortized over the restaurant's first year of operation.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

FRANCHISING REVENUES AND EXPENSES

     Summit is a franchisor of JB's Restaurants and a franchisee of HomeTown Buffet restaurants. Gains or losses on Company operated JB's Restaurants sold to franchisees are recognized as a gain or loss in the period the transaction is completed provided the down payment received from the franchisee represents 20% or more of the total purchase price. Otherwise, the gain or loss is deferred and recognized over the period of the franchise agreement. Initial franchise fees received are recognized as revenue in the period the franchised restaurant opens. Franchise royalty revenues and all franchising costs are recognized on the accrual basis.

     Initial franchise fee payments related to HomeTown Buffet restaurants are amortized using the straight-line method over the life of the franchise agreement. Royalty costs and all other franchise costs are recognized as expense on the accrual basis.

PROPERTY DISPOSITIONS

     Assets which have been identified for closure and held for sale are written down to management's best estimate of realizable value, including related costs of disposition.

CASH EQUIVALENTS

     Cash equivalents consist of short-term liquid assets with original maturities of 3 months or less.

INCOME TAXES

     Income taxes are recorded using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. A reserve is recorded for net deferred tax assets that may not be realized in the future.

NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during each period.

PRESENTATION

     Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

2.  PROPERTY, BUILDINGS AND EQUIPMENT AND REAL PROPERTY UNDER CAPITALIZED LEASES

     The components of property, buildings and equipment and real property under capitalized leases are as follows (in thousands):

                                                                                        MARCH 11, 1996
                                                                                        --------------
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995
                                              ------------------   ------------------    (UNAUDITED)
                                                                                        --------------
    Property, buildings and equipment
      Land..................................       $  5,705             $  5,263           $  5,263
      Buildings and leasehold
         improvements.......................         42,653               44,023             44,254
      Equipment.............................         34,734               34,017             34,182
                                                    -------              -------            -------
                                                     83,092               83,303             83,699
      Less accumulated depreciation and
         amortization.......................         37,420               36,506             39,063
                                                    -------              -------            -------
                                                   $ 45,672             $ 46,797           $ 44,636
                                                    =======              =======            =======
    Real property under capitalized leases,
      net...................................       $ 16,055             $ 15,872           $ 16,578
      Less accumulated amortization.........          8,575                9,141              9,487
                                                    -------              -------            -------
                                                   $  7,480             $  6,731           $  7,091
                                                    =======              =======            =======

3.  OTHER RECEIVABLES

     The components of other receivables are as follows (in thousands):

                                                                                        MARCH 11, 1996
                                                                                        --------------
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995
                                              ------------------   ------------------    (UNAUDITED)
                                                                                        --------------
    Income taxes............................        $2,045               $1,189             $   37
    Landlord receivables....................           830                   --                 --
    Franchise royalties and rents...........           142                  326                334
    Other...................................           387                  383                213
                                                    ------               ------             ------
                                                    $3,404               $1,898             $  584
                                                    ======               ======             ======

4.  NOTES RECEIVABLE

     Notes receivable consist of amounts due from corporations and individuals resulting primarily from the sale of property, buildings and equipment. The components of notes receivable are as follows (in thousands):

                                                                                        MARCH 11, 1996
                                                                                        --------------
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995
                                              ------------------   ------------------    (UNAUDITED)
                                                                                        --------------
    Sales of restaurants to franchisees.....        $2,254               $2,399             $1,945
    Net investment in direct financing
      lease.................................           499                  487                486
                                                    ------               ------             ------
                                                     2,753                2,886              2,431
    Less short-term portion.................           173                  190                190
                                                    ------               ------             ------
                                                    $2,580               $2,696             $2,241
                                                    ======               ======             ======

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

     In August 1994, Summit accepted $2.5 million as full repayment of the note receivable related to the sale of a combined restaurant and motel, resulting in a loss of $1,564,000. The note had a principal and accrued interest balance of $4.1 million and was due in October 1994. Summit had received no payments on the note since January 1994 and elected to accept the lesser payment to eliminate the risks of collection of the full amount and to generate cash for use in restaurant operations.

     Summit has 14 notes relating to the sales of restaurants to franchisees which are unsecured or secured by receivables, inventory and equipment. Eleven of the notes bear interest at 10.0%. Two notes bear interest at prime plus 3.0% and another bears interest at prime plus 0.5%. Payments are made using a 15-year amortization with 13 of the notes having a 5-year balloon payment and the other note having a 10-year balloon payment.

     During 1991, Summit entered into a lease with a franchisee on the land and building for a new JB's Restaurant. Summit's net investment in the direct financing lease is as follows (in thousands):

                                                                                        MARCH 11, 1996
                                                                                        --------------
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995
                                              ------------------   ------------------    (UNAUDITED)
                                                                                        --------------
    Future minimum lease payments
      receivable............................         $975                 $913               $909
    Less unearned income....................          476                  426                423
                                                     ----                 ----               ----
    Investment in direct financing lease,
      net...................................          499                  487                486
      Less current portion..................           12                   12                 12
                                                     ----                 ----               ----
                                                     $487                 $475               $474
                                                     ====                 ====               ====

     At September 25, 1995, future minimum lease payments are as follows:
$61,000 in 1996, $61,000 in 1997, $61,000 in 1998, $61,000 in 1999, $61,000 in
2000 and $608,000 thereafter.

5.  CHARGE FOR PROPERTY DISPOSITIONS

     In 1994, the charge for property dispositions of $1,982,000 is primarily related to the disposition of certain JB's Restaurants. The charge of $4,264,000 for 1993 is primarily related to the disposition of certain JB's Restaurants, Sbarro restaurants, and the termination of its exclusive area development rights with Sbarro, Inc.

6.  INVESTMENT IN HOMETOWN BUFFET, INC.

     In November 1991, Summit invested $3.8 million with Americana Entertainment Group, Inc., the predecessor of HomeTown Buffet, Inc. ("HTBB"), in exchange for 1,266,667 shares of convertible preferred stock. In July 1993, Summit sold 250,000 shares of its preferred stock investment in HTBB for $2.5 million, resulting in a pre-tax gain of $1.7 million. In the fourth quarter of fiscal 1993, HTBB concluded an initial public offering ("IPO") of its common stock and commenced trading on NASDAQ under the symbol HTBB. At the completion of the IPO the outstanding preferred stock automatically was converted to common stock. During the second quarter of fiscal 1994, Summit exercised its option to purchase 60,000 shares of HTBB common stock and HTBB announced a three for two stock split increasing Summit's ownership of HTBB common stock to 1,585,000 shares. In the third quarter of fiscal 1994, Summit sold 1,056,780 shares of HTBB common stock as a selling shareholder in HTBB's secondary public offering for $16.8 million resulting in a pre-tax gain of $14.7 million. Summit's remaining 528,220 shares of HTBB common stock at September 25, 1995, is pledged as security on certain notes payable (see Notes 7 and 15).

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

     On September 27, 1993, Summit reported its investment in HTBB at cost. During the first quarter of fiscal 1994, Summit elected early adoption of Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". In accordance with SFAS No. 115, Summit's investment in the common stock of HTBB meets the definition of available-for-sale securities and, as such, is reported at fair value. On September 25, 1995 and November 3, 1995, the estimated fair value of Summit's 528,220 shares of HTBB common stock was $13.25 and $12.88 per share or $7.0 million and $6.8 million respectively. The unrealized gain of $3.6 million (net of tax) at the fiscal 1995 year-end is recorded as a separate component of stockholders' equity.

     In addition, Summit has a franchise and exclusive area development agreement with HomeTown Buffet, Inc., under which, as amended, Summit has the exclusive rights to develop and operate HomeTown Buffet restaurants, as a franchisee, in eight western states. Under the terms of the agreement, Summit is required to open a minimum of 17 HomeTown Buffet restaurants in these states prior to June 30, 1996, and open an additional 5 HomeTown Buffet restaurants prior to December 31, 1996.

7.  LONG-TERM DEBT

Long-term debt consists of (in thousands):

                                                                                        MARCH 11, 1996
                                              SEPTEMBER 26, 1994   SEPTEMBER 25, 1995   --------------
                                              ------------------   ------------------    (UNAUDITED)
    Debt secured by land, buildings,
      equipment and investment in HomeTown
      Buffet, Inc.:
    Note payable to a bank in monthly
      installments through June 1997,
      interest at 9.13% per annum...........       $  2,612             $  1,742           $     --
    Note payable to a bank in monthly
      nstallments through January 1997,
      interest at 8.5% per annum............            747                  453                 --
    Capitalized real property and equipment
      lease obligations payable in monthly
      installments through 2013, interest at
      8.9% to 13.9%.........................         11,249               10,485             10,808
    Other notes payable to individuals,
      financial institutions and other
      companies in monthly, quarterly, and
      annual installments through 2004,
      interest at 8.25% to 13.5%; unsecured
      or secured by land, buildings, and
      equipment.............................            445                  398                389
                                                    -------              -------            -------
                                                     15,053               13,078             11,197
    Less current maturities.................          1,960                2,928                871
                                                    -------              -------            -------
                                                   $ 13,093             $ 10,150           $ 10,326
                                                    =======              =======            =======

     Annual aggregate maturities as of September 25, 1995 of long-term debt, including obligations under capitalized leases, are as follows: $2,928,000 in 1996; $799,000 in 1997; $848,000 in 1998; $863,000 in 1999; $918,000 in 2000;
and $6,722,000 thereafter.

     On April 1, 1994, Summit used $5.1 million of the proceeds from the sale of HomeTown Buffet, Inc. common stock to prepay outstanding 11.1% interest bearing debt payable to financial institutions. The $5.1 million payment included a prepayment premium of $442,000 and $85,000 of accrued interest. The $442,000 prepayment premium combined with the writeoff of unamortized loan acquisition costs of $141,000

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

are recorded as an extraordinary loss on extinguishment of debt of $350,000, net of tax, in the accompanying 1994 consolidated statements of operations.

     In connection with the issuance of certain secured notes payable to financial institutions, Summit issued 8,000 nondetachable warrants, with each warrant consisting of an option to purchase, as adjusted, 27.4 shares of Summit's common stock. The warrants are exercisable until July 30, 1996 at $203.25 per warrant ($7.42 per share of common stock). As of September 25, 1995, no warrants had been exercised.

8.  LONG-TERM LEASES

     Summit occupies certain of its restaurants under long-term leases expiring at various dates through 2035. Most restaurant leases have renewal options for terms of five to twenty years, and substantially all require the payment of real estate taxes and insurance. Certain of the leases provide for rent to be the greater of a stipulated minimum rent or a specified percentage of sales.

     Rent expense for fiscal years 1995, 1994 and 1993 was $6,942,000, $5,938,000, and $5,696,000, respectively. Rent expense for the twenty-four weeks ended March 11, 1996 and March 13, 1995 was $3,393,000 and $3,223,000,
respectively. Contingent rentals, measured as a percentage of sales, included in rent expense for fiscal years 1995, 1994 and 1993 were $292,000, $615,000, and $706,000, respectively. Contingent rentals included in rent expense for the twenty-four weeks ended March 11, 1996 and March 13, 1995 were $192,000 and $296,000, respectively.

     Future aggregate minimum rental payments on noncancellable leases as of September 25, 1995, exclusive of taxes, insurance and percentage rentals based on sales are as follows (in thousands):

                                                                                FURNITURE FIXTURES
                                                          REAL PROPERTY           AND EQUIPMENT
                                                      ---------------------     ------------------
                       YEAR ENDED                     CAPITAL     OPERATING         OPERATING
    ------------------------------------------------  -------     ---------     ------------------
    1996............................................  $ 1,837      $ 5,342            $1,556
    1997............................................    1,817        5,291             1,187
    1998............................................    1,776        5,115             1,050
    1999............................................    1,731        4,915               654
    2000............................................    1,728        4,783                74
    Aggregate thereafter............................    9,863       37,853                --
                                                       ------       ------             -----
    Total minimum lease payments....................   18,752      $63,299            $4,521
                                                                   =======            ======
    Less amount representing interest...............   (8,267)
                                                       ------
    Present value of minimum lease payments.........  $10,485
                                                      =======

     Gains related to sale and leaseback transactions have been deferred for financial reporting purposes and are being amortized over the term of the leases. Deferred gains of $560,000 at September 25, 1995, $620,000 at September 26, 1994, $531,000 at March 11, 1996 and $592,000 at March 13, 1995 are
reflected as a reduction of real property under capitalized leases in the accompanying consolidated financial statements.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

9.  INCOME TAXES

     The income tax expense (benefit) consists of the following (in thousands):

                                                            CURRENT     DEFERRED      TOTAL
                                                            -------     --------     -------
    Year ended September 27, 1993
    U.S. federal..........................................  $  (310)    $   (935)    $(1,245)
    State and local.......................................      (59)        (179)       (238)
                                                            -------      -------     -------
                                                            $  (369)    $ (1,114)    $(1,483)
                                                            =======      =======     =======
    Year ended September 26, 1994
    U.S. federal..........................................  $ 2,026     $    258     $ 2,284
    State and local.......................................      387           49         436
                                                            -------      -------     -------
                                                            $ 2,413     $    307     $ 2,720
                                                            =======      =======     =======
    Year ended September 25, 1995
    U.S. federal..........................................  $  (950)    $    (22)    $  (972)
    State and local.......................................      (78)          (3)        (81)
                                                            -------      -------     -------
                                                            $(1,028)    $    (25)    $(1,053)
                                                            =======      =======     =======
    Twenty-four weeks ended March 11, 1996 (unaudited)
    U.S. federal..........................................  $   316     $    416     $   732
    State and local.......................................        8          160         168
                                                            -------      -------     -------
                                                            $   324     $    576     $   900
                                                            =======      =======     =======

     The income tax expense (benefit) attributable to income (loss) before income taxes and extraordinary item differs from the amounts computed by applying the U.S. federal statutory tax rate as follows (in thousands):



                                      SEPTEMBER 27,    SEPTEMBER 26,    SEPTEMBER 25,  MARCH 13,     MARCH 11,
                                          1993             1994             1995         1995          1996
                                      ------------     ------------     ------------   --------      --------
                                                                                     (UNAUDITED)   (UNAUDITED)
Computed "expected" income tax
  expense (benefit).................    $ (1,291)         $2,321          $ (2,073)    $  (886)       $   91
State Income Taxes..................        (238)            436               (81)        (81)          168
General Business Credits............         (90)           (230)             (231)       (115)         (119)
Change in the valuation allowance
  for deferred tax assets...........          --              --             1,356          --           636
Other, net..........................         136             193               (24)         29           124
                                        --------          ------          --------     -------        ------
                                        $ (1,483)         $2,720          $ (1,053)    $(1,053)       $  900
                                        ========          ======          ========     =======        ======

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are summarized below (in thousands):

                              SEPTEMBER 26, 1994           SEPTEMBER 25, 1995             MARCH 11, 1996
                           ------------------------     ------------------------     ------------------------
                           CURRENT      NON-CURRENT     CURRENT      NON-CURRENT     CURRENT      NON-CURRENT
                           DEFERRED      DEFERRED       DEFERRED      DEFERRED       DEFERRED      DEFERRED
                           --------     -----------     --------     -----------     --------     -----------
                                                                                           (UNAUDITED)
Deferred tax assets:
Deferred compensation....    $ --         $   520        $   --        $   491        $   --        $   488
Deferred gain............      --             251            --            216            --            205
Compensated absences,
  principally due to
  accrual for financial
  reporting purposes.....      63              --           134             --           126             --
Provision for store
  dispositions...........      --           1,078            --            605            --            585
State net operating loss
  carryforward...........      --              --            --            225            --            120
General business
  credits................      --             739            --          2,214            --          1,634
Alternative minimum tax
  credits................      --             537            --            508            --            928
Other....................      26             117            84             70            65             67
                              ---         -------          ----        -------          ----        -------
     Total gross deferred
       tax assets........      89           3,242           218          4,329           191          4,027
  Less valuation
     allowance...........     (11)           (379)         (142)        (1,783)         (191)        (2,456)
                              ---         -------          ----        -------          ----        -------
Net deferred tax
  assets.................      78           2,863            76          2,546            --          1,571
Deferred tax liabilities
  Plant and equipment,
  principally due to
  differences in
  depreciation and
  capitalized interest...      --          (1,435)           --         (1,478)           --         (1,296)
Market valuation of
  investment in HomeTown
  Buffet, Inc............      --          (1,848)           --         (2,377)           --           (468)
Other....................      --            (956)           --           (568)           --           (275)
                              ---         -------          ----        -------          ----        -------
     Total gross deferred
       tax liabilities...      --          (4,239)           --         (4,423)           --         (2,039)
                              ---         -------          ----        -------          ----        -------
Net deferred tax asset
  (liability)............    $ 78         $(1,376)       $   76        $(1,877)       $   --        $  (468)
                              ===         =======          ====        =======          ====        =======

     The valuation allowance for deferred tax assets as of September 25, 1995, September 26, 1994 and March 11, 1996 was $1,925,000, $390,000 and $2,647,000,
respectively.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

     At September 25, 1995, Summit has general business credit carryforwards for federal income tax purposes of approximately $2,214,000 which are available to reduce future federal income taxes, if any, through 2006. In addition, Summit has alternative minimum tax credit carryforwards of approximately $508,000 which are available to reduce future federal regular income taxes, if any, over an indefinite period.

10.  PREFERRED STOCK

     In October 1993, Summit issued 946,714 shares of Series A Convertible Preferred Stock to ABS MB (JB) Limited Partnership ("ABS"), the general partner of which is ABS MB Ltd., a merchant banking affiliate of Alex. Brown & Sons Incorporated for approximately $5.0 million. The preferred stock has a par value of $1.00, is nondividend bearing and is convertible to common stock on a one-for-one basis at the option of ABS subject to certain conditions. The 946,714 preferred shares represent an approximate 17% ownership position in Summit. As holder of the preferred stock, ABS is entitled to liquidation preferences, rights to approve certain significant corporate transactions and certain registration rights. Also, as holder of the preferred stock ABS has the right to elect two of Summit's nine Board members.

11.  EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN

     Summit has an employee stock ownership plan to which Summit contributes funds as authorized by the Board of Directors. The plan has the authority to purchase shares of Summit's common stock. All employees of Summit who have one year of service and are over age 21 participate in the plan. Participant vesting begins with the third year of participation in the plan at the rate of 20 percent per year. Funds contributed to the plan are used to retire debt previously incurred, to pay participants who are entitled to benefits under the plan and to purchase shares of Summit's common stock. Allocated shares within the plan were 92,737 and 114,857 at September 25, 1995, and September 26, 1994, respectively. Contributions to the employee stock ownership plan totaled $0, $85,000 and $90,000 in fiscal years 1995, 1994, and 1993, respectively, and $0 in the twenty-four week periods ended March 11, 1996 and March 13, 1995.

401(K) PLAN

     Summit has a 401(k) plan covering all employees who have attained age 21 and completed one year of service. The plan allows participants to allocate up to 10% of their annual compensation before taxes for investment in several investment alternatives. From January 1, 1995, until September 25, 1995, and in calendar 1994 and 1993, Summit made annual matching contributions of Summit's stock to the employees' investment portfolio of up to 25% of the first 3% of annual compensation contributed by the employee. An employee must be employed on December 31 to receive a matching contribution. Summit provided contributions of $26,000 and $27,000 in fiscal years 1995 and 1994, respectively, and Summit made no contribution in fiscal 1993. On September 26, 1995, Summit suspended annual matching contributions.

DEFERRED COMPENSATION PLAN

     Summit has a deferred compensation plan covering the Chairman and certain former executives, which requires payment upon retirement or disability. Under the plan, participants receive benefits based upon a multiple of compensation prior to retirement and years of service (not to exceed 50 percent of average annual compensation for the highest five-year period) reduced for benefits payable from Summit's profit sharing and employee stock ownership plans. Summit expects that participation in the plan will be limited to those individuals with previously approved deferred compensation agreements. Accruals for this plan were $133,000,

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

$158,000 and $153,000 for fiscal years 1995, 1994, and 1993, respectively and $78,000 and $73,000 in the twenty-four week periods ended March 11, 1996 and March 13, 1995, respectively.

12.  STOCK OPTION AND AWARD PLANS

STOCK OPTION PLANS

     Summit has stock option plans under which options to purchase Summit's common stock may be granted to employees and directors at the fair market value of the stock at the date of grant. Under the plans, options may be granted for a term of not more than ten years. Incentive stock options granted to employees through April 7, 1994, become exercisable over a four-year period. Incentive stock options granted after April 7, 1994 become exercisable over a five-year period. Nonqualified stock options issued to directors are not subject to vesting. As of September 25, 1995, shares under option total 782,400 shares of which 395,900 shares were exercisable at prices ranging from $4.00 to $7.88 per share. As of March 11, 1996, shares under option total 744,000 shares of which 432,200 shares were exercisable at prices ranging from $3.63 to $7.88 per share. The following table presents, for the periods indicated, activity with respect to Summit's stock option plans:

                                                              YEARS ENDED
                                           -------------------------------------------------
                                           SEPTEMBER 27,     SEPTEMBER 26,     SEPTEMBER 25,     MARCH 11,
                                               1993              1994              1995            1996
                                           -------------     -------------     -------------     ---------
                                                                                                 (UNAUDITED)
Shares under option, beginning of
  period.................................     574,430           527,600           679,700         782,400
Options granted (March 11, 1996 at prices
  from $4.50 to $5.50 (unaudited); 1995
  at prices from $3.63 to $6.00 per
  share; 1994 at prices from $4.00 to
  $7.75 per share; 1993 at prices from
  $5.00 to $7.88 per share)..............     207,000           237,000           261,000          11,500
Options expired due to terminations
  (March 11, 1996 at prices from $3.88 to
  $7.75 (unaudited); 1995 at prices from
  $4.50 to $7.75 per share; 1994 at
  prices from $4.88 to $7.75 per share;
  1993 at prices from $4.63 to $7.25 per
  share).................................      89,100            51,900           158,300          42,100
Options exercised (March 11, 1996 at
  prices from $4.00 to $5.13 (unaudited);
  1995, none; 1994 at prices from $4.13
  to $6.88 per share; 1993 at prices from
  $4.13 to $6.87 per share)..............     164,730            33,000                --           7,800
                                              -------           -------           -------         -------
Shares under option, end of period.......     527,600           679,700           782,400         744,000
                                              =======           =======           =======         =======

EXECUTIVE LONG-TERM STOCK AWARD PLAN

     Summit has an Executive Stock Award Plan (the "Plan") adopted in September 1992 by the Board of Directors and approved in February 1993 by Summit's shareholders. There are 100,000 shares authorized under the Plan to be awarded to key employees based on the achievement of certain performance objectives established by the Compensation Committee of the Board of Directors. There were no shares awarded in the twenty-four weeks ended March 11, 1996 and for fiscal years 1995, 1994 and 1993 under this Plan.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

13.  QUARTERLY FINANCIAL INFORMATION ( UNAUDITED)

     The following summarizes financial information by quarter for the twenty-four weeks ended March 11, 1996 and the two years ended September 25, 1995 and September 26, 1994 (in thousands, except per share amounts):

                                                                                      NET INCOME
                                                            GROSS      NET INCOME       (LOSS)
                                              REVENUES     PROFIT        (LOSS)       PER SHARE
                                              --------     -------     ----------     ----------
    1994
    1st quarter.............................  $ 24,228     $16,520      $   (537)       $ (.11)
    2nd quarter.............................    25,681      17,321          (290)         (.06)
    3rd quarter.............................    36,948      24,932         5,765(1)        .99
    4th quarter.............................    28,510      18,916        (1,182)         (.25)
                                              --------     -------       -------        ------
                                              $115,367     $77,689      $  3,756        $  .66
                                              ========     =======       =======        ======
    1995
    1st quarter.............................  $ 27,263     $18,296      $   (876)       $ (.18)
    2nd quarter.............................    27,061      18,104          (678)         (.14)
    3rd quarter.............................    38,095      25,413        (1,309)         (.27)
    4th quarter.............................    28,680      19,268        (2,181)         (.45)
                                              --------     -------       -------        ------
                                              $121,099     $81,081      $ (5,044)       $(1.05)
                                              ========     =======       =======        ======
    1996
    1st quarter.............................  $ 26,725     $18,038      $  1,226(2)     $ 0.21
    2nd quarter.............................    27,397      18,615        (1,858)(3)     (0.39)

- ---------------
(1) Includes a charge for property dispositions of $1,982,000, a loss on the disposition of a note receivable of $1,564,000, an extraordinary loss of $350,000 (net of tax benefit) resulting from the extinguishment of debt and a gain on the sale of HomeTown Buffet, Inc., common stock of $14,700,000. See Notes 4, 5, 6 and 7.

(2) Includes a gain on the sale of HomeTown Buffet, Inc. common stock of $3,959,000.

(3) Includes a charge for change of control and other severance costs of $1,600,000.

     Each quarter of the 52 week fiscal years 1995 and 1994 contain 12 weeks, except for the third quarter, which contains 16 weeks.

14.  COMMITMENTS AND CONTINGENCIES

     In connection with the sale of restaurants, Summit has assigned its rights and obligations under real property leases to the buyer. As such, Summit remains contingently liable for these obligations. Future minimum payments under these leases as of September 25, 1995 amount to $1,294,000 in 1996; $1,245,000 in
1997; $1,202,000 in 1998; $1,164,000 in 1999; $1,069,000 in 2000; and $3,287,000
thereafter.

     In addition, Summit is engaged in ordinary and routine litigation incidental to its business. Management does not anticipate that any amounts which it may be required to pay by reason thereof will have a material effect on Summit's consolidated statements of operations or financial position.

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

15.  SUBSEQUENT EVENTS

PLAN OF MERGER AND REORGANIZATION

     On April 2, 1996, a Second Amendment to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") was executed between the Company and CKE Restaurants, Inc., a Delaware corporation ("CKE"), pursuant to which the Company will merge with a wholly-owned subsidiary of CKE with the Company being the surviving entity. Consideration for the merger to be paid to the Company's shareholders for each share of common stock will consist of $2.63 in cash and
 .165 shares of CKE common stock, provided that the average CKE common stock price is between $15.00 per share and $17.00 per share at the closing. If the average CKE common stock price is higher than $17.00 or lower than $15.00 at the closing, the exchange ratio will be adjusted accordingly. If the average CKE common stock price is below $13.25, the exchange ratio may be adjusted at the option of CKE. If CKE elects to not adjust the exchange ratio, Summit has the right to terminate the agreement. In addition, the consideration may be increased if CKE enters into agreements to sell certain assets and the total consideration to be received by CKE exceeds a specified level. Any such increase would be allocated one-half to the cash portion of the consideration and one-half to the common stock portion of the consideration. The transaction is conditioned upon the Company's shareholders approving the transaction and the usual and customary conditions to closing, including, without limitation, accuracy of the parties' representations and warranties, performance of the parties' covenants and obligations under the Merger Agreement and obtaining proper consents of third parties as necessary.

CHANGE OF CONTROL AGREEMENTS

     The Company has change of control agreements with the President and seven Senior Vice Presidents under which the Company may be obligated to pay benefits in the event of a significant change in ownership of the Company.

     Pursuant to these change of control agreements, the Company paid $1,236,000 to the President and four senior vice presidents upon their termination in April 1996. The Merger Agreement described above triggered a provision in the change of control agreements that requires the Company to place in escrow accounts an additional $450,000 for three additional senior vice presidents. Payment of benefits is made upon involuntary termination of any or all of the three senior vice presidents between the signing of the Merger Agreement and one year after consummation of the merger or upon the voluntary termination of employment during the second 90 days following consummation of the merger. The Company has not yet funded these escrow accounts.

PREFERRED STOCK

     On April 4, 1996, CKE purchased 946,714 shares of the Series A Convertible Preferred Stock (the "Preferred Stock") of the Company from ABS MB (JB) Limited Partnership ("ABS") for $5.27 per share. The shares purchased by CKE represent 100% of the Company's issued and outstanding Preferred Stock, and approximately 16.5% of the Company's total issued and outstanding voting securities. On April 2, 1996 the Company's Board of Directors specifically approved the acquisition of the Preferred Stock by CKE as part of the Second Amendment and also approved a waiver of the Company's right of first refusal to purchase the Preferred Stock. CKE also acquired ABS' rights under the Registration Rights Agreement dated October 27, 1993 between the Company and ABS.

     The holder of the Preferred Stock has the right to appoint two members to the Company's Board of Directors. The two directors appointed by ABS, William L. Paternotte and Frederick L. Bryant, have resigned

                 SUMMIT FAMILY RESTAURANTS INC. & SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE TWENTY-FOUR WEEKS ENDED
                MARCH 11, 1996 AND MARCH 13, 1995 IS UNAUDITED)

from the Company's Board effective April 4, 1996. The Company understands that it is CKE's intention to fill the two vacancies on the Company's Board upon consummation of the Merger Agreement, as amended.

LEASE COMMITMENT

     In August 1994, the Company entered into a master lease agreement (the "Agreement") to finance equipment for new HomeTown Buffet restaurants. The agreement, among other things, required the Company to maintain minimum tangible net worth of at least $40 million. On January 5, 1996, the master lease agreement was amended to require a minimum tangible net worth of $33 million. In exchange for this reduced covenant, the Company has deposited $365,000 with the leasing company. This deposit is to be applied against payments due for the final year of the lease subject to earlier release if certain financial performance objectives are achieved.

INVESTMENT IN HOMETOWN BUFFET, INC. COMMON STOCK

     As of September 25, 1995, the Company held 528,220 shares of HTBB common stock. Between September 25, 1995, and December 11, 1995, the Company sold 398,220 shares of HTBB common stock generating net proceeds of $4.8 million resulting in a pre-tax gain of $4.0 million. $2.1 million of these proceeds were used to repay the Company's bank loans in full, $700,000 remains in escrow as partial security against $2.0 million in letters of credit with the remaining $2.0 million retained by the Company. The letters of credit are secured by certain properties owned by the Company, by the remaining 130,000 shares of HTBB common stock and by the escrow account noted above.